                    MORGAN STANLEY INVESTMENT MANAGEMENT INC.
                           1221 Avenue of the Americas
                            New York, New York 10020

                                                        September 13, 2006

Morgan Stanley China A Share Fund, Inc.
1221 Avenue of the Americas
New York, New York 10020

Gentlemen:

     We are purchasing from you today shares of beneficial interest, in an aggregate amount of aggregate price of $100,000, to provide the initial capital you require pursuant to Section 14 of the Investment Company Act of 1940 in
order to make a public offering of your shares.

     We hereby represent that we are acquiring said shares for investment and not for distribution or resale to the public.

                                       Very truly yours,

                                       Morgan Stanley Investment Management Inc.

                                       By: /s/ Ronald E. Robison
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